EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LECROY ANNOUNCES PRELIMINARY

FISCAL 2007 FINANCIAL RESULTS

Company Launches New Distribution Structure in Japan;

Conference Call Today at 9:00 a.m. ET

CHESTNUT RIDGE, NY, July 2, 2007 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced preliminary fiscal 2007 financial results.

LeCroy expects to report revenue of approximately $152 million for the full 2007 fiscal year, which ended June 30, 2007. This compares with the Company’s prior guidance of full-year revenue in the range of $155 to $160 million. While fourth quarter orders of approximately $39 million were nearer to plan levels, shipments are expected to be approximately $37 million. The lower shipments were primarily related to the restructuring of the Company’s Japan subsidiary and distribution model in the Japanese market.

“While our revenue in the fourth quarter was below our expectations, we are pleased with the progress we have made in improving our cost structure,” said LeCroy President and Chief Executive Officer Tom Reslewic. “We have been following a clear strategy of improving distribution effectiveness in our oscilloscope business in advance of our next new product cycle, increasing our focus in the protocol test market, streamlining our operations and enhancing profitability levels.”

“Distribution effectiveness issues have limited our U.S. and Asia-Pacific performance during the past year,” said Reslewic. “We executed a significant restructuring program in North America during the past six months, and we are seeing positive early results in our domestic market, which improved noticeably in the fourth quarter.”

“The next large opportunity to improve LeCroy’s performance is in Japan,” Reslewic said. “As we have previously announced, since early in the calendar year we have been evaluating alternatives to better serve the Japanese market. In an effort to substantially increase the number of oscilloscope sales people on the ground in this market, late in the fourth quarter we effectively combined LeCroy’s direct sales force with the direct sales force of Iwatsu Test Instruments Corporation (ITIC), with which we have had a long-term relationship. ITIC is now established as our exclusive oscilloscope distribution channel in the Japanese market.”

“As a result, LeCroy is restructuring and downsizing its direct operations in Japan, leading to the elimination of a number of positions in the Asia-Pacific area and reducing fixed selling expense in the region,” said Reslewic. “Although the scope of this restructuring and its fourth-quarter effect on shipments were more significant than initially anticipated, we are confident this is the most effective way to provide the coverage and expertise necessary to drive our products to market in Japan.”

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“Looking forward, we expect the structural and operational actions taken this quarter, in addition to the measures taken in the third quarter, will benefit LeCroy’s financial performance in fiscal 2008,” Reslewic said. “While it is too early to provide an accurate preview of our bottom-line performance for the fourth quarter, we expect our pro-forma net income, net of any specific business and operational realignment costs, to reflect our improving cost structure.”

This preliminary financial information reflects the extent of the Company’s most current understanding of the financial results. Further information about LeCroy’s business and a detailed GAAP to pro-forma non-GAAP reconciliation will be provided in the Company’s fourth-quarter fiscal 2007 financial results news release tentatively scheduled for the week of August 6, 2007.

Conference Call Information

LeCroy will broadcast a conference call for investors regarding its fourth-quarter fiscal 2007 preliminary financial results live over the Internet today, July 2, 2007 at 9:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (888) 202-2422 or (913) 981-5592. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy’s 40-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at www.lecroy.com.

Safe Harbor

The preliminary financial information is subject to change and is based on management’s estimates derived from the information available at this time. In addition, the financial information provided has not yet been reviewed or audited by the Company’s independent registered public accounting firm and is subject to audit prior to filing on Form 10-K. This release contains forward-looking statements, including those pertaining to expectations regarding: LeCroy’s preliminary fourth-quarter and fiscal 2007 financial results; improving our distribution effectiveness in our oscilloscope business; increasing our focus in the protocol test market; streamlining our operations; and enhancing profitability levels. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the

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Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

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